EXHIBIT 5.1
TroyGould PC
1801 Century Park East, 16th Floor
Los Angeles, California 90067

February 10, 2012

Stratus Media Group, Inc.
3 E. De La Guerra Street
Santa Barbara, California 93101

Ladies and Gentlemen:

You have requested our opinion in connection with the filing by Stratus Media Group, Ltd., a Delaware corporation (the “Company”), of a Registration Statement on Form S-1/A – Amendment No. 2 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”), including a related prospectus made part of the Registration Statement (the “Prospectus”), covering the offering by the selling stockholders identified in the Prospectus for resale of 3,500,000 shares (the “Common Shares”) of common stock, par value $0.001 per share of the Company (“Common Stock”); up to 10,945,000 shares (the “Conversion Shares”) of Common Stock issuable upon conversion of the Company’s Series E Preferred Stock; 5,437,500 shares of Common Stock issuable as payment of dividends on the Company's Series E Preferred Stock (“the Dividend Shares”); and up to 21,767,500 shares of Common Stock (the “Warrant Shares”) that are issuable upon the exercise of outstanding warrants (the “Warrants”).

In connection with this opinion, we have examined and relied upon the Registration Statement and the Prospectus, the Company’s Certificate of Incorporation, as amended to date, the Company’s Bylaws, as amended to date, the forms of the Warrants and originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.  We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof.

The law covered by our opinion is limited to the applicable statutory provisions of the Nevada Revised Statutes of the State of Nevada (including applicable rules and regulations promulgated under the Nevada Revised Statutes and applicable reported judicial and regulatory determinations interpreting the Nevada Revised Statutes).  We neither express nor imply any opinion (and we assume no responsibility) with respect to any other laws or the laws of any other jurisdiction or with respect to the application or effect of any such laws.

This opinion is provided to the Company and the Commission for their use solely in connection with the transactions contemplated by the Registration Statement and may not be used, circulated, quoted or otherwise relied upon for any other purpose without our express written consent.

Based upon the foregoing, and in reliance thereon, we are of the opinion that (i) the Common Shares have been validly issued, fully paid and nonassessable, (ii) the Conversion Shares, when issued pursuant to a proper conversion notice, will be validly issued, fully paid and nonassessable, (iii) the Dividend Shares, when issued pursuant to the terms of the Certificate of Designations of the Company’s Series E Preferred Stock, will be validly issued, fully paid and nonassessable and (iv) the Warrant Shares, when issued and paid for in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ TROYGOULD PC